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                                                                  EXHIBIT 10.3.1



             [LOGO OF NISSAN MOTOR CORPORATION U.S.A APPEARS HERE]

                                                 NISSAN MOTOR CORPORATION U.S.A.





                               SERRAMONTE NISSAN
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                                    NISSAN

                    DEALER TERM SALES AND SERVICE AGREEMENT


THIS AGREEMENT is entered into and effective the day last set forth below by and between the Nissan Division of NISSAN MOTOR CORPORATION IN U.S.A., a California corporation, hereinafter called "Seller," and the entities and natural persons identified in the Final Article of this Agreement.


                                 INTRODUCTION

The purpose of this Agreement is to establish Dealer as an authorized dealer of Nissan Products and to provide for the sale and servicing of Nissan Products in a manner that will best serve owners, potential owners and purchasers of Nissan Products as well as the interests of Seller, Dealer and other Authorized Nissan Dealers. This Agreement sets forth: the rights which Dealer will enjoy as an Authorized Nissan Dealer; the responsibilities which Dealer assumes in consideration of its receipt of these rights; and the respective conditions, rights and obligations of Seller and Dealer that apply to Seller's grant to Dealer of such rights and Dealer's assumption of such responsibilities. It is understood that each term and undertaking hereinafter described is material, and relied upon, as the quid pro quo and consideration for this Agreement.

This is a personal services Agreement. In entering into this Agreement and appointing Dealer as provided below, Seller is relying, among other things, upon the personal qualifications, expertise, reputation, integrity, experience, ability and representations of the individual named in the Final Article of this Agreement as Dealer Principal (the "Dealer Principal") the individual named in the Final Article of this Agreement as Executive Manager and the representations of FirstAmerica Automotive, Inc., ("FAA"), and FAA Serramonte, Inc., ("Dealer" or "Serramonte Nissan"). In addition to Dealer, Seller intends to look to FAA, the Dealer Principal and the Executive Manager for the performance of Dealer's obligations hereunder.

Nissan Products are intended for discriminate owners with the expectation that such owners will be loyal and proud, but also demanding toward Seller and Dealer with respect to Nissan Products and the manner in which they are sold and serviced. Owners, potential owners and purchasers of Nissan Products are expected to want, and are entitled to do business with, dealers who enjoy the highest reputation in their communities and have well located, attractive and efficient places of business, courteous personnel and outstanding service and parts facilities. Nissan Products must be sold by enthusiastic dealers who are not interested in short term results only but are willing to look toward long term goals and who are devoted to creating and maintaining a positive total ownership experience for owners of Nissan Products. Seller's standard of excellence for Nissan Products must be matched by the dealers who sell them to the public and who service them during their operative lives.

Achievement of the purposes of this Agreement is premised upon mutual understanding and cooperation between Seller and Dealer. Dealer has entered into this Agreement in reliance upon Seller's integrity and expressed intention to deal fairly with Dealer and the consuming public. Seller has entered into this Agreement in reliance upon the integrity and ability of the Dealer Principal and Executive Manager and their expressed intention to deal fairly with the consuming public and Seller.
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It is the responsibility of Seller to market Nissan Products throughout the
Territory. It is the responsibility of Dealer to actively promote the retail sale of Nissan Products and to provide courteous and efficient service of Nissan Products. The success of both Seller and Dealer will depend on how well they each fulfill their respective responsibilities under this Agreement. It is recognized that: Seller will endeavor to provide motor vehicles of excellent quality and workmanship and to establish a network of Authorized Nissan Dealers that can provide an outstanding sales and service effort at the retail level; and Dealer will endeavor to fulfill its responsibilities through aggressive, sound, ethical selling practices and through conscientious regard for customer service in all aspects of its Nissan Dealership Operations.

Seller and Dealer shall refrain from engaging in conduct or activities which might be detrimental to or reflect adversely upon the reputation of Seller, Dealer or Nissan Products and shall engage in no discourteous, deceptive, misleading or unethical practices or activities.

For consistency and clarity, terms which are used frequently in this Agreement have been defined in Section 1 of the Standard Provisions. All terms used herein which are defined in the Standard Provisions shall have the meaning stated in said Standard Provisions. These definitions should be read carefully for a proper understanding of the provisions in which they appear.

To achieve the purposes referred to above, Seller, FAA, Dealer, the Dealer Principal and the Executive Manager agree as follows:


     ARTICLE FIRST: Appointment of Dealer

     Subject to the conditions and provisions of this Agreement, Seller:

     (a) appoints Dealer as an Authorized Nissan Dealer and grants Dealer the non-exclusive right to buy from Seller those Nissan Products specified in Dealer's current Product Addendum hereto, for resale, rental or lease at or from the Dealership Locations established and described in accordance with Section 2 of the Standard Provisions; and

     (b) grants Dealer a non-exclusive right, subject to and in accordance with
Section 6.K of the Standard Provisions, to identify itself as an Authorized Nissan Dealer, to display the Nissan Marks in the conduct of its Dealership Operations and to use the Nissan Marks in the advertising, promotion and sale of Nissan Products in the manner provided in this Agreement.


     ARTICLE SECOND: Assumption of Responsibilities by Dealer


Dealer hereby accepts from Seller its appointment as an Authorized Nissan Dealer and, in consideration of its appointment and subject to the other conditions and provisions of this Agreement, hereby assumes the responsibility for:

     (a) establishing and maintaining at the Dealership Location the Dealership Facilities in accordance with Section 2 of the Standard Provisions;

     (b) actively and effectively promoting the sale at retail (and, if Dealer elects, the leasing and rental) of Nissan Vehicles within Dealer's Primary Market Area in accordance with Section 3 of the Standard Provisions;

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     (c)    servicing Nissan Vehicles and for selling and servicing Nissan Parts and Accessories in accordance with Section 5 of the Standard Provisions;

     (d) building and maintaining consumer confidence in Dealer and in Nissan Products in accordance with Section 5 of the Standard Provisions; and

     (e) performance of the additional responsibilities set forth in this Agreement, including those specified in Section 6 of the Standard Provisions.


     ARTICLE THIRD: Ownership

     (a)    Owners. This Agreement has been entered into by Seller in reliance
            ------
upon, and in consideration of, among other things, the personal qualifications, expertise, reputation, integrity, experience, ability and representations with respect thereto of the Dealer Principal and Executive Manager named in the Final Article of this Agreement and in reliance upon the representations and agreements of FAA and Dealer as follows:

     (i) FAA will at all times own 100% of the capital stock of Dealer and Dealer will at all times be maintained as a separate entity.

     (ii)   The Executive Committee of Dealer is set forth in attached Schedule
"A".

     (iii)  The officers of Dealer are as set forth in attached Schedule "A".

     (iv) FirstAmerica Automotive, Inc., ("FAA") owns 100% of the outstanding stock of FAA Serramonte , Inc. (see Attachment "A" attached).

     (b)    Changes in Ownership.  In view of the fact that this is a personal
            --------------------
services agreement with the Dealer Principal and Executive Manager and in view of its objectives and purposes, this Agreement and the rights and privileges conferred on Dealer hereunder are not assignable, transferable or salable by FAA and Dealer, and no property right or interest is or shall be deemed to be sold, conveyed or transferred to FAA and Dealer under this Agreement. FAA, Dealer, the Dealer Principal and the Executive Manager agree that any change in the ownership of Dealer other than specified herein requires the prior written consent of Seller IF DEALER DESIRES TO REMAIN AN AUTHORIZED NISSAN DEALER and that without the prior written consent of Seller:

     (i) no sale, pledge, hypothecation or other transfer of any of the currently outstanding capital stock or partnership interest of Dealer will be made and no additional shares of capital stock, partnership interest or securities convertible into shares of capital stock, of Dealer will be issued or sold.

     (ii) no sale, pledge, hypothecation or other transfer of any of the currently outstanding capital stock of Dealer will be made and no additional shares of capital stock, partnership interest or securities convertible into shares of capital stock, of Dealer will be issued or sold.

     (iii) Dealer will not be merged with or into, or consolidate with, any other entity and none of the principal assets necessary for the performance of Dealer's obligations under this Agreement will be sold, transferred or assigned.

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     (iv)   Dealer will not enter into any transaction, including, without limitation, any sale, pledge, hypothecation or other transfer of any of the currently outstanding capital stock of Dealer, the issuance or sale of additional shares of capital stock, partnership interest or securities convertible into shares of capital stock of Dealer, or the merger of Dealer with or into, or the consolidation of FAA Serramonte , Inc., with any other entity, if as a result of such transaction, that FAA will cease to own at least 100% of the capital stock or interest of Dealer.

     (v) If any person or entity, after the date of the initial public offering, acquires more than 20% of FAA's common stock issued and outstanding at any time and Nissan determines that such person or entity does not have interests compatible with those of Nissan, or is otherwise not qualified to have an ownership interest in a Nissan dealership (an "Adverse Person"), FAA, upon written notification by Nissan, must cause any subsidiaries, owned, or controlled entities to terminate its dealer agreements with Nissan or transfer the Nissan dealerships to a third party acceptable to Nissan within 90 days after such notification, unless, within 90 days after Nissan's determination, the adverse Person's ownership interest is reduced to less than 20%.

     Any transaction involving the capital stock of Serramonte Nissan, including a public offering or trade of the shares of FAA, which does not violate subparagraph (iv) above may be effected without obtaining the prior written consent of Seller and without triggering a termination event under Section 12.A.(2) of the Standard Provisions.

     Dealer shall give Seller prior notice of any proposed change in said ownership requiring the consent of Seller and immediate notice of the death or incapacity of any Dealer Principal or Executive Manager. No such change, and no assignment of this Agreement or of any right or interest herein, shall be effective against Seller unless and until embodied in an appropriate amendment to or assignment of this Agreement, as the case may be, duly executed and delivered by Seller and by Dealer. Seller shall not, however, unreasonably withhold its consent to any such change, subject to Seller's Rights of First Refusal set forth in Article Tenth of this Agreement. Seller shall have no obligation to transact business with any person who is not named either as a Dealer Principal or Executive Manager of Dealer hereunder, or in the event of death or incapacity, those persons named as the successors to the Dealer Principal and/or Executive Manager in the successorship plan hereafter (upon mutual consent of the parties) or otherwise to give effect to any proposed sale or transfer of the ownership, partnership interest or management of Dealer and FAA (other than changes in the ownership of FAA and Dealer which are expressly permitted by this Article Third) prior to having concluded the evaluation of such a proposal as provided in Section 15 of the Standard Provisions. Nissan may conduct routine, day to day business with the person named as the Location Manager for the location so designated. Dealer acknowledges Seller's right to require consent to any change in the ownership of Dealer, and agrees that any change or transfer without such consent from Seller is void, and of no force and effect, and grounds for termination. FAA and Dealer further agree that they will not challenge, contest, dispute, or litigate, except as provided in Article 15(c) hereafter:

     (i) any action taken by Seller (including, without limitation, termination of this Agreement) in response to an attempt to transfer ownership of Dealer (except as provided by this Agreement) without Seller's consent; or

     (ii) any decisions by Seller to withhold consent to a proposed change in ownership of Dealer.

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     ARTICLE FOURTH: Management

     (a) This Agreement has been entered into by Seller in reliance upon, and in consideration of, among other things, the personal qualifications, expertise, reputation, integrity, experience, ability and representations with respect thereto of the person named as Dealer Principal in the Final Article of this Agreement and in reliance on the following representations and agreements of FAA and Dealer that:

     (i)    The Executive Manager of Dealer, subject to the provisions of
Article 15(f), and Thomas A. Price ("Price") will, subject to any other obligations set forth in this Agreement, devote their full time efforts to the business and day-to-day operations of the entity for which they are responsible.

     (ii) Location Manager will devote 100% of his time to the affairs of the relevant Dealership location

     (b)    Dealer.  Seller and Dealer agree that the retention by Dealer of
            ------
qualified management is of critical importance to the successful operation of Dealer and to the achievement of the purposes and objectives of this Agreement. This Agreement has been entered into by Seller in reliance upon, and in consideration of, among other things, the personal qualifications, expertise, reputation, integrity, experience, ability and representations with respect thereto of the persons named as Dealer Principal and Executive Manager in the Final Article of this Agreement and in reliance on the following representations and agreements of FAA and Dealer, that:

     (i) There must be an approved Executive Manager, acceptable to Nissan. There must be an approved Location Manager employed by Dealer to manage each Dealership location. As long as Thomas A. Price and the Executive Manager subject to the provisions of Article 15(f) are employed by FAA and the Location Manager is employed by Dealer, they will have full and complete control over the Dealership Operations, subject only to the powers of the Board of Directors of Dealer to manage the business and affairs of Dealer, and they will at all times be members of the Board of Directors of Dealer. In addition, any replacements for Price and Executive Manager will, so long as such replacements are employed by FAA and Dealer, have full and complete control over the Dealership Operations, subject only to the powers of the Board of Directors of Dealer to manage the business and affairs of Dealer, and such replacements will at all times be members of the Board of Directors of Dealer.

     (ii) the Board of Directors of Dealer shall delegate the management of the Dealership Operations to the Executive Manager identified in Article 15(f), and FAA will not amend its Certificate of Incorporation or By-laws to provide that its Board of Directors is entitled to exercise any extraordinary powers or interfere unduly in the Dealership Operations.

     (iii) Location Manager, subject to any other obligations set forth in this Agreement, shall continually provide his personal services in operating the dealership and will be physically present at the Dealership Facilities on a full-time basis.

     (c)    Changes in Management. In view of the fact that this is a personal
            ---------------------
services Agreement with the Dealer Principal and Executive Manager and in view of its objectives and purposes, Dealer and FAA agree that any change in the Dealer Principal from that specified in the Final Article of this Agreement requires the prior written consent of Seller. Any change to the Executive Manager requires notice to Seller and timely replacement with an Executive

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Manager acceptable to Seller. In addition, FAA and Dealer agree that no chief executive officer, or person performing services and having responsibilities similar to a chief executive officer, of FAA will be appointed, directly or indirectly, without the prior written consent of Seller. Dealer shall give Seller prior notice of any proposed change in Dealer Principal or Executive Manager or the appointment of any chief executive or similar officer of FAA and immediate notice of the death or incapacity of any Dealer Principal or Executive Manager. No change in Dealer Principal or Executive Manager and no appointment of a chief executive or similar officer of FAA shall be effective unless and until embodied in an appropriate amendment to this Agreement duly executed and delivered by all of the parties hereto. Subject to the foregoing, Dealer and FAA shall make their own, independent decisions concerning the hiring and firing of its employees, including, without limitation, the Dealer Principal and Executive Manager.

            Dealer shall give Seller prior written notice of any proposed change in Dealer Principal, timely notice of any change to Executive Manger, and immediate notice of the death or incapacity of Dealer Principal or Executive Manager. No change in Dealer Principal or Executive Manager shall be effective unless and until embodied in an appropriate amendment to this Agreement duly executed and delivered by all of the parties hereto. Dealer acknowledges Seller's right (as set forth herein and in the Standard Provisions) to require consent to any change in the management of Dealer, and FAA and Dealer agree that a change to the Dealer Principal or substitution of the Executive Manager, without such consent from Seller is without effect upon Seller, of no force and effect, and grounds for termination. FAA and Dealer further agree that they will not challenge, contest, dispute, or litigate, except as provided by Article Fifteenth (c):

     (i) any action taken by Seller (including, without limitation, termination of this Agreement) in response to an attempt to change the management of Dealer without Seller's consent; or

     (ii) any decision by Seller to withhold consent to a proposed change in management of Dealer; or

     (iii) any decision by Seller to withhold approval of a proposed management candidate.

            To enable Seller to evaluate and respond to Dealer concerning any proposed change in Dealer Principal or Executive Manager or the appointment of any chief executive or similar officer of FAA agrees to provide, in the form requested by Seller and in a timely manner, all applications and information customarily requested by Seller to evaluate the proposed change. While Seller shall not unreasonably withhold its consent to any such change, it is agreed that any successor Dealer Principal, Executive Manager or Location Manager or similar officer of FAA must possess personal qualifications, expertise, reputation, integrity, experience and ability which are, in the opinion of Seller, satisfactory. Seller will determine whether, in its opinion, the proposed change or appointment is likely to result in a successful dealership operation with capable management that will satisfactorily perform Dealer's obligations under this Agreement. Seller shall have no obligation to transact business with any person who is not named as a Dealer Principal or Executive Manager of Dealer hereunder prior to having concluded its evaluation of such person. Upon FAA's request, Seller may, but has no obligation to, transact business with an individual proposed by Dealer and acceptable to Seller during a prolonged incapacity or unavailability of Dealer Principal and Executive Manager.

            Any successor Dealer Principal or Executive Manager or similar officer of FAA must meet the following minimum requirements in order to be submitted to Seller for approval:

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     (i)  At least three years of experience as a general manager of an automobile dealer in a major metropolitan area or similar position involving all aspects of the day-to-day operations of such an automobile dealership (including, without limitation, new and used vehicle sales, service, parts and administration); and

     (ii) A demonstrated track record of success in his/her prior automobile dealership activities as measured by the dealerships' performance under his/her management. The dealership(s) shall have consistently demonstrated at least the following:

               1. An above average level of sales performance when measured against regional or zone averages and as measured against sales performance objectives established by the manufacturer; and

               2. An above average level of customer satisfaction when measured against regional or zone averages for the make; and

               3. A history of cooperation and good relations with manufacturer(s) and/or distributor(s).

     (d)  Evaluation of Management. Dealer and Seller understand and acknowledge
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that the personal qualifications, expertise, reputation, integrity, experience and ability of the Dealer Principal and Executive Manager and their ability to effectively manage Dealer's day-to-day Dealership Operations is critical to the success of Dealer in performing its obligations under this Agreement. Seller may from time to time develop standards and/or procedures for evaluating the performance of the Dealer Principal and Executive Manager and of Dealer's personnel generally. Seller may, from time to time, evaluate the performance of the Dealer Principal and Executive Manager and will advise Dealer, the Dealer Principal and the Executive Manager of the results of such evaluations and the way in which any deficiencies affect Dealer's performance of its obligations under this Agreement.

     (e)  Compensation of Executive Manager. Executive Manager will have his
          ---------------------------------
compensation tied to Dealer's overall performance with respect to objectives for sales, market penetration and customer service.


     ARTICLE FIFTH: Additional Provisions

     The additional provisions set forth in the attached "Nissan Dealer Sales and Service Agreement Standard Provisions," bearing form number NDA-4S/9-88, as amended in Article Thirteenth of this Agreement, and excepting only the provisions contained in Sections 4, 14 and 16, are hereby incorporated in and made a part of this Agreement. The Notice of Primary Market Area, Dealership Facilities Addendum, Product Addendum, Dealership Identification Addendum, Holding Company Addendum, if applicable, and all Guides and Standards referred to in this Agreement (including references contained in the Standard Provisions referred to above) are hereby incorporated in and made a part of this Agreement. Dealer further agrees to be bound by and comply with: the Warranty Manual; Seller's Manuals or Instructions heretofore or hereafter issued by Seller to Dealer; any amendment, revision or supplement to any of the foregoing; and any other manuals heretofore or hereafter issued by Seller to Dealer.

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     ARTICLE SIXTH: Termination of Prior Agreements

     This Agreement cancels, supersedes and annuls all prior contracts, agreements and understandings except as stated herein, all negotiations, representations and understandings being merged herein. No waiver, modification or change of any of the terms of this Agreement or change or erasure of any printed part of this Agreement or addition to it (except filling of blank spaces and lines) will be valid or binding on Seller unless approved in writing by the President or an authorized Vice President of Seller.


     ARTICLE SEVENTH: Term

     This Agreement shall have a term commencing on the effective date hereof and, subject to its earlier termination in accordance with the provisions of this Agreement, expiring on the expiration date indicated in the Final Article of this Agreement. Subject to other applicable provisions hereto this Agreement shall automatically terminate at the end of such stipulated term without any action by Dealer, Seller or any of the other parties hereto. If this Agreement is not terminated prior to the expiration date set forth in the Final Article, and if dealer is in substantial compliance with all provisions of this Agreement, Seller will offer to enter into a new Agreement with Dealer in substantially the same form as this Agreement.


     ARTICLE EIGHTH: License of Dealer

     If Dealer is required to secure or maintain a license for the conduct of its business as contemplated by this Agreement in any state or jurisdiction where any of its Dealership Operations are to be conducted or any of its Dealership Facilities are located, this Agreement shall not be valid until and unless Dealer shall have furnished Seller with written notice specifying the date and number, if any, of such license or licenses issued to Dealer, Dealer shall notify Seller immediately in writing if Dealer shall fail to secure or maintain any and all such licenses or renewal thereof or, if such license or licenses are suspended or revoked, specifying the effective date of any such suspension or revocation.


     ARTICLE NINTH: Additional Representations and Warranties

     (a) All of the representations and covenants made to Seller by the other parties to this Agreement have been made jointly and severally by each of the parties hereto which has made any such representation or covenant.

     (b) In addition to the representations set forth elsewhere in this Agreement, FAA and Dealer jointly and severally, represent to Seller that:

     (i) All of the documents and correspondence provided to Seller by FAA and Dealer, or any of their agents in connection with the solicitation of Seller's consent to this Agreement, are true and correct copies of such documents.

     (c) In addition to the covenants set forth elsewhere in this Agreement, FAA and Dealer, jointly and severally, agree with Seller that:

     (i) Dealer will at all times be involved in the operation of the Nissan dealership currently operated by it and Dealer will not conduct any other type of business.

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     (ii)   No distributions will be made to the stockholders or partners of
Dealer and FAA if such distributions would cause Dealer to fail to meet any of the Guides and Standards relating to the capitalization of Dealer. In particular, FAA will not be permitted to voluntarily redeem any of its preferred stock, if prior to and after giving effect to such redemption Dealer fails to meet any of the Guides and Standards relating to capitalization of Dealer.

     (iii) FAA and Dealer hereby, jointly and severally, indemnify and hold harmless, Seller, its officers, directors, affiliates and agents, and each person who controls Seller within the meaning of the Securities Act of 1933, as amended (the "Act"), from and against any and all losses, claims, damages or liabilities, to which they or any of them may become subject under the Act, the Securities Exchange Act of 1934, as amended, or any other federal or state securities law, rule or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of the sale by FAA or Dealer of any securities. The indemnification provided for in this paragraph shall be exclusive of, and in addition to, any indemnification pursuant to Section 10 of the Standard Provisions.

     (iv) One of the conditions to the effectiveness of this Agreement by Seller is the delivery of an opinion of counsel to all of the parties hereto (other than Seller) to the effect that this Agreement has been duly executed and delivered by each of the parties thereto (other than Seller) and is the legal, valid and binding obligation of each of such parties enforceable in accordance with its terms.


     ARTICLE TENTH: Right of First Refusal, Option to Purchase, Exclusivity

A. Seller's Right of First Refusal and Option to Purchase

     In addition to its rights under this Agreement in the event that FAA or Dealer should desire to enter into a transaction which requires Seller's consent, and without such consent would result in a breach of the covenants set forth in Article Third, Sections (a)(i); (a)(ii); (a)(iii); (a)(iv); or (b) of this Agreement or in the event that any of the covenants set forth in Article Third, Section (b); Article Fourth, Section (a)(vii); or Article Ninth, Section
(c)(ii) of this Agreement are breached, Seller shall have the additional right and option to purchase the dealership assets or ownership interests under this Right of First Refusal or Option to Purchase pursuant to this Article Tenth.

     (a) If Seller chooses to exercise its Right of First Refusal or Option to Purchase, it must do so in its written refusal to consent to the proposed sale or transfer pursuant to Section 15 of the Standard Provisions or, if
Section 15 of the Standard Provisions does not apply, within sixty (60) days of receipt of notification that a event triggering Seller's right of first refusal hereunder has occurred. FAA and Dealer agree not to complete any proposed change or sale prior to the expiration of the period for exercise of Seller's right of first refusal and without Seller's prior written consent. Such exercise shall be null and void if FAA and/or Dealer withdraws its proposal within thirty (30) days following Dealer's receipt of Seller's notice exercising its rights of first refusal. If Seller elects to exercise its Option to Purchase, it must so notify FAA and Dealer in writing, specifying the nature of the breach upon which it is relying, and, if practicable, providing FAA and Dealer with a reasonable opportunity to cure the breach. If FAA or Dealer is not able to cure the breach relied upon in the notice, or does not cure that breach, then FAA and Dealer may attempt to sell or otherwise transfer the relevant Dealer Assets to an entity acceptable to Seller within 60 days. If Seller reasonably does not approve such a

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transfer, or if Dealer and FAA are unable to complete such a transaction, Seller may request an additional 30 days for this purpose. If, at the end of this period Seller reasonably does not approve a transfer, or, if Seller reasonably does not approve the extension, then Seller may execute this Option to Purchase.

     (b) After being exercised, Seller's right to purchase may be assigned to any party, and Seller hereby agrees to guarantee the full payment of the purchase price by such assignee. Seller's rights under this Article Tenth shall be binding on and enforceable against any assignee or successor in interest of Dealer or purchaser of Dealer's assets. Seller shall have no obligation to exercise its rights hereunder.

     (c) If Dealer has entered into a bona fide written buy/sell agreement respecting its Nissan dealership, Seller's right under this Article Tenth shall be a right of first refusal, enabling Seller to assume the prospective purchaser's purchase rights and obligations under such buy/sell agreement. The purchase price and other terms of sale shall be those set forth in such agreement and any related documents. Seller may request and Dealer agrees to provide all other documents relating to Dealer and the proposed transfer, including, but not limited to, those reflecting any other agreements or understandings between the parties to the buy/sell agreement. If Dealer refuses either to provide such documentation or to state in writing that no such document exists, it shall be presumed that the agreement is not bona fide.

     (d) If Seller determines pursuant to paragraph (c) above that the buy/sell agreement is not bona fide, Seller will so notify Dealer. Dealer shall have twenty (20) days from its receipt of such notice within which to withdraw its proposal. Seller's exercise of its rights hereunder shall be null and void if Dealer withdraws its proposal within such time period. If the proposal is not withdrawn, Seller shall have the option, but no obligation, under this Article Tenth to purchase the principal assets of Dealer utilized in the Dealership Operations, including real estate and leasehold interest or to purchase the ownership interests of Dealer, and to terminate this Agreement and all rights granted Dealer hereunder. If the Dealership Facilities are leased by Dealer from an affiliated company, the right to purchase the principal assets, or the ownership interests, of Dealer, shall include the right to lease the Dealership Facilities. The purchase price shall be at the then fair market value as determined by an independent appraiser selected by Seller and reasonably acceptable to FAA and Dealer, and the other terms of sale shall be those agreed by Seller, Dealer and FAA

     (e) Dealer shall transfer the affected property free and clear of liens, claims, mortgages, and encumbrances.

     (f) In addition to any other rights Seller may have at law, in equity or hereunder, any conveyance of the dealership in violation of this right of first refusal shall be voidable by Seller.

     (g) In the event that Seller elects not to exercise its right of first refusal to purchase the dealership assets or the ownership interests of the Dealer; FAA and FAA Serramonte , Inc., agree that they will offer to sell such assets or interests to an entity or persons acceptable to Seller. If such individuals are not interested in such a transaction and no other entity or individuals acceptable to Seller can be found, then, at Seller's option, Seller may approve a buyer proposed by FAA, may waive the linkage requirements between dealerships, if any, or may propose a buyer to assume a bona fide offer procured by Dealer.

B. Right of First Refusal on Sale or Lease of Property to a Third Party.

          a)  In addition to its rights under Articles Third and Fourth and
Section 15 of the Standard Provisions, Dealer agrees that should Dealer seek to sell or lease all or substantially all of the Approved Site to a third party for use as a Nissan New Motor Vehicle Dealership, Seller shall have the additional right and option, but not the obligation, to purchase or lease the Approved Site pursuant to this Article Thirteenth. A sale or lease for use other than a Nissan New Motor Vehicle Dealership, without Seller's consent, is void.

          b) If Seller chooses to exercise its right of first refusal, it must do so by written notice delivered to Dealer within 60 days of Seller's receipt of notice of the proposed sale or lease by Dealer. Dealer agrees not to complete any proposed sale or lease prior to the expiration of the period for exercise of Seller's right of first refusal and without Seller's prior written consent, and agrees to allow Seller to perform an environmental study of the property. Such exercise shall be null and void if Dealer withdraws its sale or lease proposal within thirty (30) days following Dealer's receipt of Seller's notice exercising its right of first refusal.

          c) After being exercised, Seller's right to purchase or lease may be assigned to any party, and Seller hereby agrees to guarantee the full payment of the purchase price or the rental payment by such assignee. Seller's rights under this Article Thirteenth shall be binding on and enforceable against any assignee or successor in interest of Dealer or purchaser of Dealer's assets. Seller shall have no obligation to exercise its rights hereunder, and Seller may rescind its offer if the property is determined to be contaminated pursuant to an environmental study. Such contamination shall be deemed a breach of this agreement by dealer.

          d) Should Seller actually purchase or lease the facility, Dealer shall also furnish to Seller copies of any easements, licenses, environmental studies or other documents affecting the property.

          e) Dealer shall transfer the affected property by deed conveying marketable title free and clear of liens, claims, mortgages, encumbrances, tenancies and occupancies, or, if applicable, by an assignment of any existing lease. The Warranty Deed shall be in proper form for recording. Dealer shall deliver complete possession of the property at the time of delivery of the Deed or lease assignment. Dealer shall also furnish to Seller copies of any easements, licenses, or other documents affecting the property and shall assign any permits or licenses which are necessary for the conduct of the Dealership Operations.

          f) In addition to any other rights Seller may have at law, in equity or hereunder, any sale or lease of the Approved Site in violation of this right of first refusal shall be voidable by Seller

C. Exclusivity Provisions.

     In order for Dealer to maintain competitive Dealership Facilities to effectively market Nissan Products, Dealer hereby agrees to abide by and never challenge, except as provided in Article Fifteenth (c), the following provisions (hereinafter "Exclusivity Provisions"). These Exclusivity Provisions shall be effective on or before the execution of the Agreement, and continue in effect thereafter so long as Dealer (or its principals) are authorized Nissan dealers and these provisions shall be binding on any successors-in-interest, assignors or purchasers of Dealer:

          a) The only line-make of new, unused motor vehicles which Dealer shall display and sell at the Dealership Facilities shall be the Nissan line and make of motor vehicles. Dealer shall not conduct any dealership operations for any other make or line of new, unused vehicles from the Dealership Facilities throughout the term of this Agreement.

          b) Dealer shall sell and maintain a full line of Genuine Nissan Parts and Accessories at the Dealership Facilities and shall provide a full range of automotive servicing for Nissan vehicles at the Dealership Facilities pursuant to Section 5 of the Standard Provisions to the Agreement. Nothing contained herein, however, shall preclude Dealer from offering parts, accessories or servicing for vehicles of other lines or makes so long as such products or services are incidental to Dealer's Nissan Dealership Operations;

          c) Dealer shall not advertise or promote any make or line of new, unused vehicles from the Dealership Facilities other than the Nissan line; and

          d) Dealer shall not install or maintain any sign at or near the Dealership Facilities which would tend to lead the public into believing that any line or make of vehicles other than the Nissan line is sold at the Dealership Facilities.


     ARTICLE ELEVENTH: Breach By Dealer

     In the event (i) that any of the material representations and warranties of Dealer, FAA, Thomas A. Price or Executive Manager, contained in this Agreement shall prove not to have been true and correct when made or (ii) of any breach or violation of any of the covenants made by Dealer and FAA, Thomas A. Price or Executive Manager, in Articles Third, Fourth and Ninth of this Agreement or
(iii) of the occurrence of any of the events warranting termination of this Agreement as set forth in Section 12.A of the Standard Provisions, Seller may terminate this Agreement, prior to the expiration date hereof by giving Dealer written notice thereof, specifying the nature of the breach; Dealer shall have an opportunity to cure the breach within 45 days; at the expiration of this 45 day cure period, if the breach has not been satisfactorily cured, Seller may terminate this Agreement by giving written notice to Dealer, such termination to be effective upon the date specified in such notice, or such latter date as may be required by any applicable statute with the effect set forth in Section 13 of the Standard Provisions.


     ARTICLE TWELFTH: Execution of Agreement

     This Agreement, and any Addendum or amendment or notice with respect thereto, shall be valid and binding on Seller only when it bears the signature of either the President or an authorized Vice President of Seller and, when such signature is a facsimile, the manual countersignature of an authorized employee of Seller at the Director level and a duplicate original thereof is delivered personally or by mail to the Dealership Location. This Agreement shall bind Dealer and the other parties hereto only when it is signed by: a duly authorized officer or executive of Dealer or such party if a corporation; one of the general partners of Dealer or such party if a partnership; or Dealer or such party if an individual.


     ARTICLE THIRTEENTH: Amendments to Standard Provisions

     (a) Section 1.0 of the Standard Provisions is hereby amended to read as follows:

     "O. `Principal Owners(s)' shall mean the persons named as Dealer Principal in the Final Article of this Agreement upon whose personal qualifications, expertise, integrity, experience, ability and representations Seller has relied in entering into this Agreement."

     (b) Section 6.I of the Standard Provisions is hereby amended to read as follows:

     "Seller shall have the right, at all reasonable times during regular business hours, to inspect the Dealership Facilities and to examine, audit and make and take copies of all records, accounts and supporting data relating to the sale, sales reporting, service and repair of Nissan Products by Dealer. Whenever possible, Seller shall attempt to provide Dealer with advance notice of an audit or examination of Dealer's operations. Seller shall also have the right, at all reasonable times during regular business hours and upon advance notice, to examine, audit and make and take copies of all records, accounts and supporting data of FAA and Dealer relating to the business, ownership or operations of Dealer."

     (c) Section 12.A.(l) of the Standard Provisions is hereby amended to read as follows:

     "(1) Any actual or attempted sale, transfer, assignment or delegation, whether by operation of law or otherwise, by Dealer or FAA of any interest in or right, privilege or obligation under this Agreement, or of the principal assets necessary for the performance of Dealer's responsibilities under this Agreement, without, in either case, the prior written consent of Seller having been obtained, which consent shall not be unreasonably withheld;"

     (d) Section 12.A.(3) of the Standard Provisions is hereby amended to read as follows:

     "(3) Removal, resignation, withdrawal or elimination from Dealer for any reason of the Executive Manager, or removal, resignation, withdrawal or elimination from Dealer of Thomas A. Price as President, or removal, resignation, withdrawal or elimination from Dealer of Thomas A. Babbington as Executive Manager; provided, however, in each case, Seller shall give Dealer a reasonable period of time within which to replace such person with a individual satisfactory to Dealer as the case may be, and Seller in accordance with Article Fourth of this Agreement; or the failure of Dealer to retain an Executive Manager who, in accordance with Article Fourth of this Agreement, in Seller's reasonable opinion, is competent, possesses the requisite qualifications for the position, and who will act in a manner consistent with the continued interests of both Seller and Dealer."

     (e) Section 12.B.(2)(i) of the Standard Provisions is hereby amended to read as follows:

     "(i) any dispute, disagreement or controversy between or among Dealer and any third party or between the owners and management personnel of Dealer relating to the management or ownership of Dealer develops or exists which, in the reasonable judgment of Seller, tends to adversely affect the conduct of the Dealership Operations or the interests of Dealer or Seller; or"

     (f) Section 12.B.(2)(ii) of the Standard Provisions is hereby amended to read as follows:

     "(ii) any other act or activity of Dealer and/or FAA, or any of their principal owners (ownership in excess of 20%) or senior management occurs, which substantially impairs the reputation or financial standing of Dealer or its executive management subsequent to the execution of this Agreement:"

     (g) Exhibits A and B are hereby incorporated by reference.


     ARTICLE FOURTEENTH: Branding / Business Name

     The parties acknowledge and agree that Dealer shall do business as Serramonte Nissan. Dealer agrees to include in its promotional, marketing and advertising efforts the approved name of the Dealership or another name approved by Nissan that includes the Nissan name. In all television, radio, print and other advertising and marketing conducted by dealer, Dealer shall refer to itself as "Serramonte Nissan" or such other approved name. Dealer shall actively and effectively promote primarily the "Nissan" name. Under no circumstances shall the name "Nissan" be subordinated to or promoted less aggressively than any other name (eg. "FAA") by Dealer.


     ARTICLE FIFTEENTH: Special Conditions


     (a)  Adequate Representation of Entire Line of Nissan Vehicles

Dealer shall actively and effectively promote the sale of Nissan's entire line of vehicles and products to customers located throughout the Primary Market Area. In evaluating Dealer's sales performance, in addition to those factors established in the Standard Provisions, Nissan will evaluate Dealer's performance by vehicle segment Dealer is obligated to adequately represent Nissan in each and every model line. Adequate representation is the higher of national, regional, state or DMA average, adjusted for segment popularity, as set forth in the Business plan.

     (b)  Nissan Products

The definition of "Nissan Products" in the Standard Provisions is amended to mean Nissan Vehicles (defined as Nissan Cars and Nissan Tucks as well as "near-new" Nissan Vehicles of the current and three prior model years), Genuine Parts and Accessories, Nissan Security+Plus and such other products and services offered by Nissan to Dealer and designated by Nissan as a Nissan Product. Dealer shall actively and effectively promote the sale of Nissan Products. Effectiveness with respect to Nissan Security+Plus sales is measured by the ratio of Security+Plus sales to new vehicles sales, compared to the higher of national, regional, state or DMA average as set forth in the Business plan or as otherwise set forth in the Business Plan.

     (c)  Dispute Resolution Process

          The parties acknowledge that, at the state and federal level, various courts and agencies would, in the absence of this Article Fifteenth (d), be available to them to resolve claims or controversies which might arise between them. The parties agree that it is inconsistent with their relationship for either to use courts or governmental agencies to resolve such claims or controversies.

          THEREFORE, CONSISTENT WITH THE PROVISIONS OF THE UNITED STATES ARBITRATION ACT (9 U.S.C. SEC. 1 ET SEQ.), THE PARTIES TO THIS AGREEMENT AGREE THAT THE DISPUTE RESOLUTION PROCESS OUTLINED IN THIS SECTION, WHICH INCLUDES BINDING ARBITRATION, SHALL BE THE EXCLUSIVE MECHANISM FOR RESOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR TO THE RELATIONSHIP BETWEEN THE PARTIES, INCLUDING BUT NOT LIMITED TO CLAIMS UNDER ANY STATE OR FEDERAL STATUTES (HEREINAFTER "DISPUTES"). Section 16 of the Standard Provisions is deleted in its entirety.

There are two steps in the Dispute Resolution Process: Mediation and Binding Arbitration. All Disputes must first be submitted to Mediation, unless that step is waived by written agreement of the parties. Mediation is conducted by a panel consisting of an equal number of representatives of the parties designated by Nissan and selected by Dealer. The Mediation Panel will evaluate each position and recommend a solution. This recommended solution is not binding.

If a dispute has not been resolved after Mediation, or if Dealer and Nissan have agreed in writing to waive Mediation, the Dispute will be settled by Binding Arbitration. SPECIFICALLY, THE PARTIES AGREE TO RESOLVE ALL SUCH DISPUTES BY BINDING ARBITRATION CONDUCTED IN ACCORDANCE WITH THE COMMERCIAL
ARBITRATION PROCEDURES OF THE AMERICAN ARBITRATION ASSOCIATION, WITH THE PREVAILING PARTY TO RECOVER ITS COSTS AND ATTORNEY'S FEES FROM THE OTHER PARTY. ALL ARBITRATION AWARDS ARE BINDING AND NON-APPEALABLE, EXCEPT AS OTHERWISE PROVIDED IN THE UNITED STATES ARBITRATION ACT. JUDGMENT UPON ANY SUCH AWARD MAY BE ENTERED AND ENFORCED IN ANY COURT HAVING JURISDICTION.

     (d)  Business Plan

     Dealer and Nissan shall execute a Business Plan in the form specified in the Business Planning Process Workbook that describes how Dealer will fulfill it sales, service, customer relations and other commitments hereunder, including heightened performance standards that Dealer commits to meet;

     (e)  Option to Purchase

     If the Dealer Agreement is to expire or be terminated: i) Voluntarily by Dealer; ii) By Nissan upon the occurrence of any of the events specified in
Section 12A. of the Standard Provisions to the Agreement (as modified herein); or iii) As a result of the death or physical or mental incapacity of Principal Owners, without a qualified successor under the successorship plan required in the Business Plan under Section 6 of the Contiguous Market Ownership Addendum, without a timely replacement, reasonably acceptable to Seller, Nissan has the option to Purchase the principal assets of Dealer utilized in the dealership business, including such real property as Nissan may elect to purchase, and cancel the Agreement and all rights granted Dealer thereunder. The purchase price of the dealership assets and real property and other terms will be determined by agreement between the parties or, if the parties are unable to reach agreement in a reasonable time, by arbitration pursuant to the Dispute Resolution Process established in Paragraph 12 hereof. Nissan must advise Dealer of its intent to exercise this option within 30 days after one party notifies the other of its intent to terminate the Agreement. Nissan may assign its right to exercise its option to purchase under this paragraph to any third party.

     (f)  Executive Manager Evaluation

     Dealer shall retain a qualified Executive Manager meeting Seller's approval to be named under the Final Article of this Agreement.

Dealer has proposed Thomas A. Babbington as Executive Manager.

                                 FINAL ARTICLE
                                 -------------


The Dealer is FAA Serramonte , Inc., a corporation formed under the laws of the California. Dealer is located in Colma, CA.

Other parties relevant to this Agreement are FirstAmerica Automotive, Inc., a corporation incorporated under the laws of the Nevada, and Thomas A. Price.


The Dealer Principal is Thomas A. Price.

The Executive Manager is Thomas A. Babbington.

Expiration Date:                        6/30/2002
                                       -----------
Working Capital Guide Requirement:     $  856,400
Net Worth Guide Requirement:           $1,471,000
Flooring Line:                         $3,679,640

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in triplicate effective as of the ;30th day of June, 1997 at Carson, California.

SELLER:
NISSAN DIVISION
NISSAN MOTOR DIVISION CORPORATION IN USA



By:  /s/ Thomas H. Eastwood                   By: /s/ Jules Clavadetscher
     ----------------------------                 ---------------------------
     Thomas H. Eastwood                           Jules Clavadetscher
     Vice President                               Regional Vice President


FAA Serramonte , Inc.


By:  /s/ Thomas A. Price
     ----------------------------
     Thomas A Price
Its: President


ACKNOWLEDGED.

FIRSTAMERICA AUTOMOTIVE, INC.


By:  Thomas A. Price
     ----------------------------
Its: President and CEO